Exhibit 99.5
ROBINHOOD MARKETS, INC.
RESTRICTED STOCK AWARD AGREEMENT
(NON-PLAN AWARD)
This Restricted Stock Award Agreement (the “Agreement”) is made and entered into as of July 29, 2020 (the “Effective Date”) by and between Robinhood Markets, Inc., a Delaware corporation (the “Company”), and Mitchell Burbick (“Awardee”).
1.AWARD OF SHARES. On the Effective Date and subject to the terms and conditions of this Agreement, the Company hereby awards Awardee 6,000 shares of the Company’s Common Stock (the “Shares”) for no consideration. As used in this Agreement, the term “Shares” includes the Shares awarded under this Agreement and all securities received (a) in replacement of the Shares, (b) as a result of stock dividends or stock splits with respect to the Shares, and (c) in replacement of the Shares in a merger, recapitalization, reorganization or similar corporate transaction.
2.DELIVERIES.
2.1.Deliveries by the Awardee. Awardee hereby delivers to the Company: (a) this completed and signed Agreement; (b) one copy of a blank Stock Power and Assignment Separate from Stock Certificate in the form of Exhibit 1 attached hereto, executed by Awardee (and Awardee’s spouse, if any); and (c) if Awardee is married, a Consent of Spouse in the form of Exhibit 2 attached hereto.
2.2.Deliveries by the Company. Upon its receipt of all the documents to be executed and delivered by Awardee to the Company as provided herein, the Company will issue a duly executed electronic stock certificate evidencing the Shares in the name of Awardee with the appropriate legends affixed thereto. The electronic stock certificate will be placed in escrow as provided in Section 6.2 to secure performance of Awardee’s obligations under Section 5 until expiration or termination of the Company’s Refusal Right (as such terms are defined in Section 5).
3.REPRESENTATIONS AND WARRANTIES OF AWARDEE. Awardee represents and warrants to the Company as follows.
3.1.Acknowledgment of Tax Risks. Awardee acknowledges that there may be adverse tax consequences upon the acquisition and the disposition of the Shares, and that Awardee has been advised by the Company to consult a tax adviser prior to such acquisition or disposition. Awardee further acknowledges that Awardee is not relying on the Company or its counsel for tax advice regarding Awardee’s disposition of the Shares or the tax consequences to Awardee of this Agreement. Awardee understands that Awardee shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement, including United States federal, state, local and foreign income, withholding, payroll, employment, social security, and unemployment taxes (including any interest and penalties) arising as a result of the award of the Shares to Awardee pursuant to this Agreement.

3.2.Shares Not Registered or Qualified. Awardee understands and acknowledges that the Shares have not been registered with the Securities Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory agency administering any state securities laws, and that, notwithstanding any other provision of this Agreement to the contrary, the acquisition of any Shares is expressly conditioned upon compliance with the Securities Act and all applicable state securities laws. Awardee agrees to cooperate with the Company to ensure compliance with such laws.
3.3.No Transfer Unless Registered or Exempt; Contractual Restrictions on Transfers. Awardee understands that Awardee may not transfer any Shares unless such Shares are registered under the Securities Act or qualified under applicable state securities laws or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. Awardee understands that only the Company may file a registration statement with the SEC and that the Company is under no obligation to do so with respect to the Shares. Awardee has also been advised that exemptions from registration and qualification may not be available or may not permit Awardee to transfer all or any of the Shares in the amounts or at the times proposed by Awardee. Awardee further acknowledges that this Agreement imposes additional restrictions on transfer of the Shares. In addition, Awardee acknowledges and agrees that the Shares shall be subject to the restrictions on transferability and resale set forth in the Company’s Bylaws, as amended (the “Bylaws”).
3.4.Understanding of Risks. Awardee is fully aware of: (a) the highly speculative nature of the investment in the Shares; (b) the financial hazards involved; (c) the lack of liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that Awardee may not be able to sell or dispose of the Shares or use them as collateral for loans); (d) the qualifications and backgrounds of the management of the Company; and (e) the tax consequences of investment in, and disposition of, the Shares.
3.5.Acquisition for Own Account for Investment. Awardee is acquiring the Shares for Awardee’s own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act. Awardee has no present intention of selling or otherwise disposing of all or any portion of the Shares and no one other than Awardee has any beneficial ownership of any of the Shares.
3.6.No General Solicitation. At no time was Awardee presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the award of the Shares.
3.7.SEC Rule 144. Awardee has been advised that SEC Rule 144 promulgated under the Securities Act, which permits certain limited sales of unregistered securities, is not presently available with respect to the Shares and, in any event, requires that the Shares be held for a minimum of six (6) months, and in certain cases one (1) year, after they have been purchased and paid for (within the meaning of Rule 144), subject to the lengthier Market Standoff agreement contained in Section 4 of this Agreement or any other agreement entered into by Awardee. Awardee understands that Rule 144 may indefinitely restrict transfer of the Shares so long as Awardee remains an “affiliate” of the Company or if “current public information” about the Company (as defined in Rule 144) is not publicly available.
4.MARKET STANDOFF AGREEMENT. Awardee hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3 (the “IPO”), and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days): (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for the IPO; or (b) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to effect a sale or disposition, or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of Common Stock or any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants, held immediately before the effective date of the registration statement for the IPO, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise (the “Market Standoff”). The foregoing provisions of this Section 4 shall apply only to the IPO (if the Company has not already completed a direct listing) and shall not apply to a direct listing or to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of Awardee or the immediate family of Awardee, provided, that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided, further, that any such transfer shall not involve a disposition for value. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 4 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Awardee further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 4 or that are necessary to give further effect thereto.
5.COMPANY’S REFUSAL RIGHT. Before any Shares held by Awardee or any transferee of such Shares (either sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including, without limitation, a transfer by gift or operation of law), the Company and/or its assignee(s) will have a right of first refusal to purchase the Shares to be sold or transferred (the “Offered Shares”) on the terms and conditions set forth in this Section (the “Refusal Right”).
5.1.Notice of Proposed Transfer. The Holder of the Offered Shares will deliver to the Company a written notice (the “Notice”) stating: (a) the Holder’s bona fide intention to sell or otherwise transfer the Offered Shares; (b) the name and address of each proposed purchaser or other transferee of Offered Shares (“Proposed Transferee”); (c) the number of Offered Shares to be transferred to each Proposed Transferee; (d) the bona fide cash price or other consideration for which the Holder proposes to transfer the Offered Shares to each Proposed Transferee (the “Offered Price”); and (e) that the Holder acknowledges this Notice is an offer to sell the Offered Shares to the Company and/or its assignee(s) pursuant to the Company’s Refusal Right at the Offered Price as provided for in this Agreement.
5.2.Exercise of Refusal Right. At any time within thirty (30) days after the date the Notice is effective pursuant to Section 7.2, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all (or, with the consent of the Holder, less than all) the Offered Shares proposed to be transferred to any one or more of the Proposed Transferees named in the Notice, at the purchase price, determined as provided in Section 5.3 below.
5.3.Purchase Price. The purchase price for the Offered Shares purchased under this Section will be the Offered Price, provided that if the Offered Price consists of no legal consideration (as, for example, in the case of a transfer by gift), then the purchase price will be the fair market value of the Offered Shares as determined in good faith by the Company’s Board of Directors. If the Offered Price includes consideration other than cash, then the value of the non-cash consideration, as determined in good faith by the Company’s Board of Directors, will conclusively be deemed to be the cash equivalent value of such non-cash consideration.
5.4.Payment. The purchase price for the Offered Shares will be paid, at the option of the Company and/or its assignee(s) (as applicable), by cash (check, ACH transfer or wire transfer) or by cancellation of all or a portion of any outstanding indebtedness owed by the Holder to the Company (or to such assignee, in the case of a purchase of Offered Shares by such assignee) or by any combination thereof. The purchase price will be paid without interest within sixty (60) days after the Company’s receipt of the Notice, or, at the option of the Company and/or its assignee(s), in the manner and at the time(s) set forth in the Notice.
5.5.Holder’s Right to Transfer. If all of the Offered Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise transfer such Offered Shares to such Proposed Transferee at the Offered Price or at a higher price, provided that (a) such sale or other transfer is consummated within one hundred twenty (120) days after the date the Notice is effective pursuant to Section 7.2, (b) any such sale or other transfer is effected in compliance with all applicable securities laws, and (c) such Proposed Transferee agrees in writing that the provisions of this Section will continue to apply to the Offered Shares in the hands of such Proposed Transferee. If the Offered Shares described in the Notice are not transferred to such Proposed Transferee within such one hundred twenty (120) day period, then a new Notice must be given to the Company pursuant to which the Company will again be offered the Refusal Right before any Shares held by the Holder may be sold or otherwise transferred.

5.6.Exempt Transfers. Notwithstanding the foregoing, the following transfers of Shares will be exempt from the Refusal Right: (a) the transfer of any or all of the Shares during Awardee’s lifetime by gift or on Awardee’s death by will or intestacy to Awardee’s “Immediate Family” (as defined below) or to a trust for the benefit of Awardee or Awardee’s Immediate Family, provided that each transferee agrees in a writing satisfactory to the Company that the provisions of this Section will continue to apply to the transferred Shares in the hands of such transferee; (b) any transfer of Shares made pursuant to a statutory merger or statutory consolidation of the Company with or into another entity or entities (except that, subject to Section 5.7, unless the agreement of merger or consolidation expressly otherwise provides, the Refusal Right will continue to apply thereafter to such Shares, in which case the surviving entity of such merger or consolidation shall succeed to the rights of the Company under this Section); or (c) any transfer of Shares pursuant to the winding up and dissolution of the Company. As used herein, the term “Immediate Family” will mean Awardee’s spouse, the lineal descendant or antecedent, father, mother, brother or sister, child, adopted child, grandchild or adopted grandchild of Awardee or Awardee’s spouse, or the spouse of any of the above or Spousal Equivalent, as defined herein. As used herein, a person is deemed to be a “Spousal Equivalent” provided the following circumstances are true: (i) irrespective of whether or not the Awardee and the Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last twelve (12) months, (ii) they intend to remain so indefinitely, (iii) neither are married to anyone else, (iv) both are at least 18 years of age and mentally competent to consent to contract, (v) they are not related by blood to a degree of closeness that which would prohibit legal marriage in the state in which they legally reside, (vi) they are jointly responsible for each other’s common welfare and financial obligations, and (vii) they reside together in the same residence for the last twelve (12) months and intend to do so indefinitely.
5.7.Termination of Refusal Right. The Refusal Right will terminate as to all Shares: (a) on the effective date of the first sale of Common Stock of the Company to the public pursuant to a registration statement filed with and declared effective by the SEC under the Securities Act or, if expressly approved by the Board as terminating the Refusal Right, under the laws of any other country having substantially the same effect (other than a registration statement relating solely to the issuance of Common Stock pursuant to a business combination or an employee incentive or benefit plan) or (b) on any transfer or conversion of Shares made pursuant to a statutory merger or statutory consolidation of the Company with or into another entity or entities if the common stock of the surviving entity or any direct or indirect parent entity thereof is registered under the Securities Exchange Act of 1934, as amended.
6.ADDITIONAL RESTRICTIONS UPON SHARE OWNERSHIP OR TRANSFER.
6.1.Rights as a Stockholder. Subject to the terms and conditions of this Agreement, Awardee will have all of the rights of a Stockholder of the Company with respect to the Shares from and after the date that Shares are issued to Awardee until such time as Awardee disposes of the Shares or the Company and/or its assignee(s) exercise(s) the Refusal Right. Upon an exercise of the Refusal Right, Awardee will have no further rights as a holder of the Shares so purchased upon such exercise, other than the right to receive payment for the Shares so purchased in accordance with the provisions of this Agreement, and Awardee will promptly surrender the stock certificate(s) evidencing the Shares so purchased to the Company for transfer or cancellation.
6.2.Escrow. As security for Awardee’s faithful performance of this Agreement, Awardee agrees, immediately upon receipt of the stock certificate(s) evidencing the Shares via welcome@carta.com, to surrender such certificate(s) to the Secretary of the Company or other designee of the Company (the “Escrow Holder”), who is hereby appointed to hold such certificate(s) in escrow and to take all such actions and to effectuate all such transfers and/or releases of such Shares as are in accordance with the terms of this Agreement. Awardee and the Company agree that Escrow Holder will not be liable to any party to this Agreement (or to any other person or entity) for any actions or omissions unless Escrow Holder is grossly negligent or intentionally fraudulent in carrying out the duties of Escrow Holder under this Agreement. Escrow Holder may rely upon any letter, notice or other document executed with any signature purported to be genuine and may rely on the advice of counsel and obey any order of any court with respect to the transactions contemplated by this Agreement. The Shares will be released from escrow upon termination of the restrictions applicable to the Shares, including, without limitation, the transfer restrictions set forth in the Bylaws, the Market Standoff and the Refusal Right.
6.3.Encumbrances on Shares. Without the Company’s prior written consent given with the approval of the Company’s Board of Directors, Awardee may not grant a lien or security interest in, or pledge, hypothecate or encumber, any Shares.
6.4.Restrictions on Transfers. Pursuant to the restrictions set forth in the Bylaws, the Shares may not be sold or otherwise transferred by Awardee without the Company’s prior written consent. Subject to obtaining such consent, Awardee hereby agrees that Awardee shall make no disposition of the Shares (other than as permitted by this Agreement) unless and until:
(a)Awardee shall have notified the Company of the proposed disposition and provided a written summary of the terms and conditions of the proposed disposition;
(b)Awardee shall have complied with all requirements of this Agreement applicable to the disposition of the Shares, including but not limited to the Refusal Right and the Market Standoff; and
(c)Awardee shall have provided the Company with written assurances, in form and substance satisfactory to counsel for the Company, that (i) the proposed disposition does not require registration of the Shares under the Securities Act or under any state securities laws, and (ii) all appropriate actions necessary for compliance with the registration and qualification requirements of the Securities Act and any state securities laws, or of any exemption from registration or qualification, available thereunder (including Rule 144) have been taken.

Each person (other than the Company) to whom the Shares are transferred by means of one of the permitted transfers specified in this Agreement must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Agreement and that the transferred Shares are subject to the Refusal Right and the Market Standoff, to the same extent such Shares would be so subject if retained by the Awardee. In addition, Awardee acknowledges and agrees that the Shares shall be subject to the restrictions on transferability and resale set forth in the Company’s Bylaws.
6.5.Restrictive Legends and Stop-transfer Orders. Awardee understands and agrees that the Company will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Shares, together with any other legends that may be required by applicable laws, the Company’s Certificate of Incorporation or Bylaws, any other agreement between Awardee and the Company or any agreement between Awardee and any third party:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON PUBLIC RESALE AND TRANSFER, INCLUDING THE RIGHT OF FIRST REFUSAL HELD BY THE ISSUER AND/OR ITS ASSIGNEE(S), AND A MARKET STANDOFF AGREEMENT, AS SET FORTH IN A RESTRICTED STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH PUBLIC SALE AND TRANSFER RESTRICTIONS INCLUDING THE RIGHT OF FIRST REFUSAL AND THE MARKET STANDOFF ARE BINDING ON TRANSFEREES OF THESE SHARES.
THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE BYLAWS OF THE CORPORATION.

COPIES OF THE BYLAWS OF THE CORPORATION MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.
Awardee also agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Company’s Bylaws or (b) to treat as owner of such Shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares have been so transferred.
7.GENERAL PROVISIONS.
7.1.Successors and Assigns. The Company may assign any of its rights under this Agreement, including its rights to purchase Shares under the Refusal Right. Neither Awardee, nor any of Awardee’s successors and assigns, may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon Awardee and Awardee’s heirs, executors, administrators, legal representatives, successors and assigns.
7.2.Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time an electronic confirmation of receipt is received, if delivery is by email; (iii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iv) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (v) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. Any notice for delivery outside the United States will be sent by email, facsimile or by express courier. Any notice not delivered personally or by email will be sent with postage and/or other charges prepaid and properly addressed to Awardee at the last known address or facsimile number on the books of the Company, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto or, in the case of the Company, to it at its principal place of business. Notices to the Company will be marked “Attention: Stock Admin.” Notices by facsimile shall be machine verified as received.
7.3.Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

7.4.Entire Agreement. This Agreement, together with all Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, between the parties hereto with respect to the specific subject matter hereof.
7.5.Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.
7.6.Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.
7.7.Execution. This Agreement may be entered into in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or other means of electronic delivery and, upon such delivery, the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
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IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award Agreement to be executed by its duly authorized representative, and Awardee has executed this Restricted Stock Award Agreement, as of the date first set forth above.

ROBINHOOD MARKETS, INC.		AWARDEE
By:/s/Jason Warnick		/s/Mitchell Burbick
Mitchell Burbick
Address:	85 Willow Road	Address:	Address
Menlo Park, CA 94025